Exhibit 99.1

TRANSCEPT PHARMACEUTICALS REPORTS

FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

Conference call scheduled for 4:30 PM Eastern time today

Point Richmond, Calif., March 16, 2011 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three and twelve months ended December 31, 2010.

Transcept reported cash, cash equivalents and marketable securities of $68.0 million at December 31, 2010, and currently projects its monthly cash use to range between $1.6 million and $2.1 million during the period January 1, 2011 to July 14, 2011, the PDUFA action date for Intermezzo®.

“As previously announced, the FDA assigned July 14, 2011 as the PDUFA date for the resubmitted Intermezzo® New Drug Application,” said Glenn A. Oclassen, President and Chief Executive Officer of Transcept. “If approved, Intermezzo® has the potential to be the first prescription sleep aid for use as-needed in the middle of the night when an awakening is followed by difficulty returning to sleep. We plan to work closely with the FDA through the review process and make this important therapeutic option available to insomnia patients.”

“We also recently announced the start of a Phase 2 clinical study for TO-2061, a low dose formulation of ondansetron being developed as an adjunctive therapy for treatment resistant obsessive compulsive disorder (OCD),” added Mr. Oclassen. “Approximately one half of OCD patients do not respond to the approved first-line therapies, and there is no FDA-approved treatment for this population of non-responders. The double-blind, placebo-controlled, multi-center proof of concept study is designed to enroll approximately 150 OCD patients.”

Three months ended December 31, 2010 financial results

Transcept recorded $3.1 million of revenue for both quarters ended December 31, 2010 and 2009, related to recognition of a portion of the $25 million non-refundable license fee received from Purdue Pharmaceutical Products L.P. (Purdue) in connection with the collaboration agreement for commercialization of Intermezzo® in the United States. Transcept is recognizing the $25 million license fee over a 24-month period that commenced in August 2009.

Research and development expense for the quarter ended December 31, 2010 was approximately $3.0 million, compared to approximately $2.4 million for the same period in 2009. The increase of $0.6 million is primarily attributable to clinical expense associated with the Intermezzo® highway driving study as well as two Phase 1 studies for the TO-2061 program. Research and development expense included non-cash stock compensation expense of approximately $115,000 for the quarter ended December 31, 2010 and approximately $27,000 for the quarter ended December 31, 2009.

General and administrative expense for the quarter ended December 31, 2010 was approximately $2.7 million, compared to approximately $3.0 million for the same period in 2009. The decrease of $0.3 million consists of reductions in legal, professional and consulting fees. General and administrative expense included non-cash stock compensation expense of approximately $362,000 for the quarter ended December 31, 2010, compared to approximately $257,000 for the quarter ended December 31, 2009.

Net loss for the quarter ended December 31, 2010 was approximately $2.6 million, or $0.20 per share (basic and diluted), compared to a net loss of approximately $2.3 million, or $0.18 per share (basic and diluted), for the quarter ended December 31, 2009. The weighted average shares used to calculate basic and diluted net loss per share were 13,441,744 and 13,356,896 for the quarters ended December 31, 2010 and December 31, 2009, respectively. At December 31, 2010, there were 13,449,755 common shares outstanding and 2,505,452 common shares underlying outstanding options and warrants and outstanding common shares subject to repurchase.

During the first two months of 2011, subsequent to the close of the year-end 2010, Transcept issued an additional 686,500 options to purchase common shares. Accordingly, as of February 28, 2011, there were 13,462,161 common shares outstanding and 3,179,489 common shares underlying outstanding options and warrants and outstanding common shares subject to repurchase.

Full year 2010 financial results

Revenue for the year ended December 31, 2010 was $12.5 million compared to $5.2 million for the year ended December 31, 2009. Revenue in each period was related to ongoing amortization of the $25 million non-refundable license fee received from Purdue in connection with the signing of our collaboration agreement in July 2009. The revenue recognition period commenced in August 2009, and therefore revenue for the year ended December 31, 2009 included only five months of revenue recognition.

Research and development expense for the year ended December 31, 2010 was approximately $10.7 million, compared to approximately $9.0 million for the same period in 2009. The $1.7 million increase was primarily attributable to expenses associated with the Intermezzo® development program, including clinical trial costs for the highway driving study. Research and development expense in 2010 also included costs associated with the TO-2061 development program, including two 12-week Phase 1 studies and the manufacture of clinical materials. These cost increases were partially offset by payroll related savings from the reduction in force implemented in the third and fourth quarters of 2009. Research and development expense included non-cash stock compensation expense of approximately $439,000 for the year ended December 31, 2010 and approximately $418,000 for the year ended December 31, 2009.

General and administrative expense for the year ended December 31, 2010 was approximately $11.0 million, compared to approximately $16.0 million for the same period in 2009. The $5.0 million reduction is primarily attributable to reduced legal and other professional fees as we transitioned more of these functions in-house in 2010, payroll related savings due to the reduction in force implemented in the third and fourth quarters of 2009, reduced marketing related expense as Purdue assumed marketing preparation responsibilities for Intermezzo® during the third quarter of 2009 in accordance with our collaboration agreement, and a decrease in operational expenses associated with excess office space that was sublet during the second quarter of 2009. General and administrative expense included non-cash stock compensation expense of approximately $1,442,000 for the year ended December 31, 2010, compared to approximately $950,000 for the year ended December 31, 2009.

2009 merger-related transaction costs of approximately $2.2 million were expensed during the first quarter of 2009.

Net loss for the year ended December 31, 2010 was approximately $9.3 million, or $0.69 per share (basic and diluted), compared to a net loss of approximately $21.8 million, or $1.79 per share (basic and diluted), for the year ended December 31, 2009. The weighted average shares used to calculate net loss per share were 13,415,573 and 12,165,987 for the years ended December 31, 2010 and 2009, respectively.

Cash, cash equivalents and marketable securities totaled $68.0 million at December 31, 2010.

Conference call and webcast information

Transcept will host a conference call and webcast on Wednesday, March 16, 2011, at 4:30 p.m. ET to discuss fourth quarter and full year 2010 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on May 13, 2011. A playback of the call will be available through March 23, 2011, by dialing 800-642-1687 (U.S.) or 706-645-9291 (International), replay passcode: 49092674.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet). Transcept has resubmitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) that seeks approval of Intermezzo® as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. The FDA has assigned a date of July 14, 2011 for its completion of the Intermezzo® NDA review. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. In March 2011, Transcept initiated a Phase 2 study of TO-2061, a low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with approved first-line pharmacotherapy. For further information, please visit the Transcept website at: www.transcept.com.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: the expectation of timely FDA review of the resubmitted Intermezzo® NDA; the potential for Intermezzo® to be the first prescription sleep aid for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep; our plan to work closely with the FDA during the review process and projections of monthly cash use at Transcept from January 1, 2011 to July 14, 2011. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: requests for new or additional information from the FDA in connection with our resubmitted Intermezzo® NDA or other issues resulting in delays in FDA review; the competitive landscape for Intermezzo®; dependence on third parties to manufacture supply of TO-2061 for the Phase 2 study, and to enroll patients in and conduct such study; the FDA’s view of the sufficiency of the Intermezzo® NDA resubmission to support FDA approval for its intended indication; unforeseen changes in expenses or delays related to our plans to support FDA approval of Intermezzo®, the development of TO-2061, and the business of Transcept generally; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue:
License fee revenue	$3,125	$3,125	$12,500	$5,208

Operating expense:
Research and development	3,032	2,397	10,684	9,005
General and administrative	2,681	2,978	11,038	16,050
Merger related transaction costs	—	—	—	2,224

Total operating expense	5,713	5,375	21,722	27,279

Loss from operations	(2,588)	(2,250)	(9,222)	(22,071)
Interest and other income (expense), net	(45)	(94)	(81)	271

Net loss	$(2,633)	$(2,344)	$(9,303)	$(21,800)

Basic and diluted net loss per share	$(0.20)	$(0.18)	$(0.69)	$(1.79)

Weighted average shares outstanding	13,442	13,357	13,416	12,166

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,720	$17,031
Marketable securities	54,251	71,871
Other current assets	1,452	1,476

Total current assets	69,423	90,378
Property and equipment, net	614	1,052
Goodwill	2,962	2,962
Other assets	808	826

Total assets	$73,807	$95,218

Liabilities and stockholders’ equity
Current liabilities:
Deferred revenue, current portion	$7,292	$12,500
Other current liabilities	2,356	3,585

Total current liabilities	9,648	16,085
Deferred revenue, non-current portion	—	7,292
Other non-current liabilities	348	770

Total liabilities	9,996	24,147
Stockholders’ equity:
Common stock and additional paid-in capital	160,023	157,943
Accumulated deficit	(96,214)	(86,911)
Accumulated other comprehensive income	2	39

Total stockholders’ equity	63,811	71,071

Total liabilities and stockholders’ equity	$73,807	$95,218

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com